SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



                                 Date of report:
                                February 6, 2002
                        Date of earliest event reported:
                                February 4, 2002



                           Precision Partners, Inc.
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            (Exact name of registrant as specified in its charter)



             Delaware                    333-33438              22-3639336
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   (State or other jurisdiction       (Commission File       (I.R.S. Employer
        of incorporation)                 Number)          Identification No.)



    100 Village Court, Suite 301, Hazlet, New Jersey              07730
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        (Address of principal executive offices)                (Zip Code)



               Registrant's telephone number, including area code
                                 (732) 335-3300



         (Former name or former address, if changed since last report.)
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ITEM 5. OTHER EVENTS.

      On February 4, 2002, Precision Partners, Inc. ("Precision") issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is also incorporated herein by reference.



Additional Information
----------------------

      On February 4, 2002, Precision consummated a new Credit Agreement and a Master Lease Agreement. A portion of the proceeds from the new Credit Agreement were utilized to repay in full the senior debt previously outstanding, while the new Master Lease Agreement was used to refinance all obligations under our previous master lease agreement. The remainder of the proceeds and availability under the new Credit Agreement will be used for working capital and other general corporate purposes.

   The new Credit Agreement consists of a $44.050 million term loan and a $25.0 million revolving credit facility. The term loan amortizes over 47 months with quarterly principal payments of 2.5% of the original principal amount in each of quarters three through twelve, 5.0% in each of quarters thirteen through fifteen and 60.0% in quarter sixteen. The first principal payment is due October 1, 2002. Interest on the term loan is payable at an annual rate of LIBOR plus a margin of 5.00%, subject to a minimum interest rate of 10.00% through December 31, 2002, increasing to 11.00% through December 31, 2004 and to 12.00% thereafter.

   The revolving credit facility is for a term of 47 months. Borrowings under this facility are limited to 85% of eligible accounts receivable and 50% of eligible inventory, each as defined in the new Credit Agreement, and subject to other eligibility requirements and reserves as per the new Credit Agreement. Interest on the revolving credit facility is payable at an annual rate of either LIBOR plus a margin of 3.25% or the lender's index rate plus a margin of 1.75%, at Precision's option. There is also an unused facility fee payable at an annual rate of 0.50% on any unused portion of the revolving credit facility. At closing, there were no funds drawn or borrowings outstanding under the revolving credit facility.

   The new Master Lease Agreement has a principal balance of $5.950 million and amortizes over 47 months with principal and interest payable as described above for the new term loan. This lease will be accounted for as a capital lease.

   If Precision's Consolidated Senior Leverage Ratio (as defined in the new Credit Agreement) exceeds certain predetermined levels, then Precision's borrowing rate will increase 2% on an in-kind basis over the otherwise applicable annual rate. Such in-kind amounts would be payable at the maturity date of the new Credit Agreement, so long as Precision is not otherwise in default. If Precision has a continuing Event of Default, as defined in the new Credit Agreement, our borrowing rate will increase 2% over the otherwise applicable annual rates under both the Credit and Master Lease Agreements.

   The lenders intend to syndicate the revolving credit facility. However, if the lenders determine that they will not be able to syndicate it, they have the right, whether or not the revolving credit facility is eventually syndicated to a third party or held by one or both of the current lenders, to adjust the pricing and structure of the revolving credit facility. Changes in pricing that are based solely on inventory advances are limited to increases of 300 basis points, and changes in pricing based on the remainder of the revolving credit facility are limited to increases of 100 basis points. Changes to the structure could include, without limitation, adjusting advance rates, eligibility requirements and reserve requirements and/or going from a consolidated borrowing base to individual company borrowing bases. The term of each of the credit facilities cannot be reduced to less than three years.

      The lenders have a fully perfected first priority security interest in substantially all existing and after-acquired assets of Precision and its subsidiaries (other than intercompany debt). Precision and each of its subsidiaries (other than Mid State Foundation) are borrowers under the new Credit Agreement and each borrower guarantees the obligations of every other borrower. Precision's immediate parent, Precision Partners Holding Company, also guarantees the new Credit Agreement. Precision is subject to certain covenants under the new Credit and Master Lease Agreements including, but not limited to, maximum Consolidated Senior Leverage Ratio, minimum Consolidated Senior Interest Coverage Ratio, minimum Consolidated Total Interest Coverage Ratio, minimum Consolidated Fixed Charge Coverage Ratio and maximum Capital Expenditures. There are mandatory repayment obligations related to certain asset dispositions, sales of equity and a portion of any excess cash flow. In the event of prepayments on the term loan under certain circumstances, Precision is obligated to pay prepayment premiums of 3.0%, 1.5%, 1.0% and 0.5% of the amounts prepaid in the first, second, third and fourth years, respectively.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits: The following documents are filed as exhibits to this report:

      99.1          Press Release of Precision Partners, Inc., dated February
                    4, 2002.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Precision Partners, Inc.

Date: February 6, 2002

                                         /s/ Robert J. Vander Meulen
                                         -------------------------------------
                                         Name:   Robert J. Vander Meulen
                                         Title:  Vice President and Corporate
                                                 Controller


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                                  EXHIBIT INDEX


99.1      Press Release of Precision Partners, Inc., dated February 4, 2002.